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                                  Exhibit 99.1


                          ***FOR IMMEDIATE RELEASE***


                          BOSTON LIFE SCIENCES RAISES
                        $5 MILLION IN ADDITIONAL CAPITAL


Boston, MA - July 3, 1996 - Boston Life Sciences, Inc. (Nasdaq: BLSI) announced that it has completed a private placement of 5,000,000 shares of Common Stock, raising approximately $5 million in gross proceeds. Such shares have not been registered under the Securities Act of 1933 and may not be sold in the United States absent registration under the Act or an exemption from such registration requirements.

"We are very pleased that the private placement was fully subscribed," stated David Hillson, president and chief executive officer of BLSI.

BLSI merged in June 1995 with and into Greenwich Pharmaceuticals Incorporated, which was then renamed "Boston Life Sciences, Inc." BLSI is developing novel treatments for cancel, autoimmune diseases, and central nervous system disorders. BLSI's products include, among others, THEREAFECTIN(R) (amiprilose
HCI), a potential treatment for rheumatoid arthritis; Cartilage derived Inhibitor (CDI), a natural anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1), a novel central nervous system growth factor; Altropane/TM/, a radioimaging agent for the diagnosis of Parkinson's Disease; and a transcription factor that controls the expression of molecules associated with autoimmune disease.

For additional information contact:

S. David Hillson
President and CEO

212-832-4373


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